Exhibit 10.23

FREESCALE SEMICONDUCTOR, INC.

2008 INCENTIVE PERFORMANCE PLAN

EFFECTIVE AS OF September 24, 2008

1. Purpose of the Plan

The purpose of the Freescale Semiconductor, Inc. 2008 Incentive Performance Plan is to reinforce corporate, organizational and business-development goals; to promote the achievement of short-term and long-range financial and other business objectives; and to reward the performance of individual employees in fulfilling their personal responsibilities for long-range achievements.

2. Definitions

The following terms, as used herein, will have the following meanings:

(a) “Affiliate” means, any corporation or other entity that is an “Affiliate” of the Company within the meaning of the Investors Agreement.

(b) “Award” means an incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of Performance Goals with respect to a Performance Period.

(c) “Board of Directors” means the Board of Directors of the Company.

(d) “Change in Control” means any of the following: (i) a Change of Control within the meaning of the Investors Agreement; (ii) directly or indirectly a sale, transfer or other conveyance of all or substantially all of the assets of the Company, on a consolidated basis, to any “person” or “group” (as such terms are used for purposes of Sections 13 (d) and 14(d) of the Exchange Act, whether or not applicable), as an entirety or substantially as an entirety in one transaction or series of related transactions; (iii) any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than one or more Qualified Institutional Investors, is or becomes the “beneficial owner” (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable), directly or indirectly, of more than 50% of the total voting power of all Voting Stock then outstanding of the Company, provided that for so long as (x) the Partnership and its subsidiaries own more than 50% of the total voting power of all Voting Stock of the Company and (y) one or more Qualified Institutional Investors own more than 50% of the total voting power of all Voting Stock of the general partner of the Partnership, such Qualified Institutional Investors will be deemed to beneficially own the Company Voting Stock owned by the Partnership and its subsidiaries; or (iv) during any period of 24-consecutive months, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office.

(e) “Code” means the U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect.

(f) “Committee” means the Compensation and Leadership Committee of the Board of Directors.

(g) “Company” means Freescale Semiconductor, Inc., a Delaware corporation, and its Affiliates.

(h) “Effective Date” means the date the Board of Directors adopts the Plan.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Family Member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships, a trust in which these persons or the Participant have more than a fifty percent beneficial interest, a foundation in which these persons or the Participant control the management of assets, and any other entity in which these persons or the Participant own more than fifty percent voting interest.

(k) “Investors Agreement” means the Investors Agreement by and among Freescale Holdings L.P., Freescale Holdings (Bermuda) I, Ltd., Freescale Holdings (Bermuda) II, Ltd., Freescale Holdings (Bermuda) III, Ltd., Freescale Acquisition Holdings Corp., Freescale Holdings (Bermuda) IV, Ltd., Freescale Acquisition Corporation and certain Freescale Holdings L.P. Investors and certain stockholders of Freescale Holdings (Bermuda) I, Ltd. dated as of December 1, 2006.

(1) “Participant” includes any employee of the Company or any of its Affiliates. Designation of an employee as a Participant in any year will not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the Participant in any other year or as granted to any other Participant in any year. The Committee will consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective benefits.

(m) “Partnership” means Freescale Holdings L.P., a Cayman Islands exempted limited partnership, together with any successor thereto.

(n) “Performance Goals” means performance goals based on one or more of the following criteria: (i) earnings including operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin, profit margin, production or earnings before interest, taxes and depreciation margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, product quality measurements, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, and the completion of other corporate transactions; (xix) other measurable business drivers; and (xx) any combination of, or a specified increase in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a subsidiary or Affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing Performance Goals will be determined in accordance with generally accepted accounting principles, if applicable, and will be subject to certification by the Committee; provided that, the Committee will have the authority to make equitable adjustments to the Performance Goals in recognition of unusual or non-recurring events affecting the Company or any subsidiary or Affiliate or the financial statements of the Company or any subsidiary or Affiliate, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(o) “Performance Period” means the Company’s fiscal year or other period set by the Committee.

(p) “Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

(q) “Plan” means this Freescale Semiconductor, Inc. 2008 Incentive Performance Plan.

(r) “Qualified Institutional Investors” as defined in the Investors Agreement.

(s) “Voting Stock” means all classes of capital stock or shares then outstanding and normally entitled to vote in elections of directors.

3. Administration

The Plan will be administered by the Committee. The Committee will have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the persons to whom and the time or times at which Awards will be granted; to determine the terms, conditions, restrictions and performance criteria, including Performance Goals, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to make adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles, or for any other reason; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.

The Committee may delegate to one or more of its members or to one or more agents any administrative duties it may deem advisable, and the Committee or any person to whom it has delegated duties may employ one or more persons to render advice with respect to any responsibility the Committee or the person may have under the Plan. All decisions, determinations and interpretations of the Committee will be final and binding on all persons, including the Company, the Participant (or any person claiming any rights under the Plan from or through any Participant) and any shareholder.

No member of the Board of Directors or the Committee will be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.

4. Eligibility

Awards may be granted to officers and other employees of the Company in the sole discretion of the Committee. In determining the persons to whom Awards will be granted and the Performance Goals relating to each Award, the Committee will take into account any factors the Committee deems relevant in connection with accomplishing the purposes of the Plan.

5. Terms of Awards

The Committee will specify with respect to a Performance Period the Performance Goals applicable to each Award. Performance Goals may include a level of performance below which no payment will be made and levels of performance at which specified percentages of the Award will be paid. Award levels for any Performance Period may be expressed as a dollar amount or as a percentage of the Participant’s earnings or other measure as determined by the Committee. Unless otherwise determined by the Committee, all payments in respect of Awards granted under this Plan will be made, in cash, within a reasonable period after the Performance Period, but in no event later than 75 days following the end of the Performance Period.

6. Change in Control.

Except as otherwise determined by the Committee at the time of grant of an award, upon a Change in Control, all performance goals will be deemed achieved at target levels and all other terms and conditions met; all performance cash awards will be paid out as promptly as practicable; all annual management incentive awards will be paid out based on the consolidated operating earnings of the immediately preceding year or any other method of payment as may be determined by the Committee at the time of award or thereafter but prior to the Change in Control.

7. General Provisions

(a) Compliance with Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan are subject to all applicable federal and state laws, rules and regulations, and to any approvals by any regulatory or governmental agency as may be required.

(b) Nontransferability. Unless otherwise determined by the Committee, an Award is not transferable or assignable by the Participant.

(c) No Right To Employment or Awards. The granting of an Award under the Plan imposes no obligation on the Company or any of its Affiliates to continue the employment of a Participant and does not lessen or affect the Company’s or its Affiliates’ rights to terminate the employment of the Participant. No Participant or other Person has any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not the Participants are similarly situated).

(d) Withholding Taxes. Where a Participant or other person is entitled to receive a cash payment pursuant to an Award hereunder, the Company will have the right to require the Participant or other person to pay to the Company the amount of any taxes that the Company may be required to withhold before delivery to the Participant or other person of the payment.

(e) Amendments or Termination of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. Notwithstanding the foregoing, no amendment will affect adversely any of the rights of any Participant, without the Participant’s consent, under any Award theretofore granted under the Plan.

(f) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award will give any such Participant any rights that are greater than those of a general creditor of the Company.

(g) Governing Law. The Plan will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws.

(h) Effective Date and Term of Plan. The Plan will be effective as of the Effective Date and will, unless otherwise terminated pursuant to Section 7(e), remain effective through the fifth anniversary of the Effective Date. No Awards will be granted pursuant to the Plan on or after the fifth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

(i) Beneficiary. A Participant may file with the Committee a written designation of a beneficiary on a form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate will be deemed to be the grantee’s beneficiary.

(j) Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code. The Plan and any grants made hereunder will be administrated in a manner consistent with this intent, and any provision that would cause the Plan or any grant made hereunder to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of participants). Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.